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EXHIBIT 11

             SECURITY DYNAMICS TECHNOLOGIES, INC. AND SUBSIDIARIES

          COMPUTATION OF INCOME PER COMMON AND COMMON EQUIVALENT SHARE
                   THREE MONTHS ENDED MARCH 31, 1998 AND 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             1998        1999
                                                           ---------   ---------
Basic earnings per share:
  Net income per common share ...........................   $    0.07   $    1.03
                                                            =========   =========
  Weighted average number of shares outstanding .........      40,665      39,737
                                                            =========   =========

Diluted earnings per share:
  Net income per common share ...........................   $    0.07   $    0.97
                                                            =========   =========

Shares:
  Weighted average number of shares outstanding .........      40,665      39,737
                                                            =========   =========
  Effect of dilutive options ............................       1,486       2,314
                                                            =========   =========
Adjusted weighted average number of shares outstanding ..      42,151      42,051
                                                            =========   =========

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